                                                                  Exhibit 10.10



                             LIGHT INDUSTRIAL LEASE
                                    BETWEEN

                         TEACHERS INSURANCE AND ANNUITY
                             ASSOCIATION OF AMERICA
                                   ("LESSOR")

                                      AND
                                  CEMAX, INC.
                                   ("LESSEE")

              for the approximately 26,351 square foot premises at
                 47281 Mission Falls Court, Fremont, California

                               TABLE OF CONTENTS

  ARTICLE                                                                                    PAGE
  -------                                                                                    ----
      1     BASIC LEASE TERMS..............................................................    1
            1.1     Commencement of Lease..................................................    1
            1.2     Lease Term.............................................................    1
            1.3     Monthly Rent...........................................................    1
            1.4     Lessor's Pro Rata Share................................................    1
            1.5     Security Deposit.......................................................    1
            1.6     Use....................................................................    2
      2     PREMISES.......................................................................    2
            2.1     Description............................................................    2
            2.2     Work of Improvement....................................................    2
            2.3     Possession.............................................................    2
      3     TERM...........................................................................    2
            3.1     Term...................................................................    2
            3.2     Delay in Commencement..................................................    2
      4     RENT...........................................................................    3
            4.1     Monthly Rent...........................................................    3
            4.2     Mode of Payment........................................................    3
            4.3     Late Charges...........................................................    3
            4.4     Security Deposit.......................................................    3
      5     TAXES..........................................................................    4
            5.1     Real Property Taxes....................................................    4
            5.2     Personal Property Taxes................................................    4
      6     INSURANCE......................................................................    4
            6.1     Property Insurance -- Building.........................................    4
            6.2     Property Insurance -- Fixtures and Inventory...........................    4
            6.3     Lessor's Liability Insurance...........................................    5
            6.4     Lessee's Liability Insurance...........................................    5
            6.5     Waiver of Subrogation..................................................    5
            6.6     Plate Glass Replacement................................................    5
            6.7     Workers' Compensation Insurance........................................    5
            6.8     Insurance Carriers.....................................................    5
      7     MAINTENANCE....................................................................    6
            7.1     Maintenance -- Premises................................................    6
            7.2     Maintenance -- Building and Common Area................................    7
            7.3     Common Area Expenses...................................................    7
            7.4     Alterations, Changes and Additions by Lessee...........................    9
            7.5     Plumbing...............................................................   10
            7.6     Liens..................................................................   10
            7.7     Lessor's Waiver of Lien Rights.........................................   11
      8     UTILITIES......................................................................   11
      9     USE OF PREMISES................................................................   11
            9.1     Use....................................................................   11
            9.2     Suitability............................................................   11
            9.3     Use Prohibited.........................................................   11

  ARTICLE                                                                                    PAGE
  -------                                                                                    ----
     10     DEFAULT PROVISIONS.............................................................   12
            10.1    Insolvency.............................................................   12
            10.2    Non-Payment, Default Or Vacating.......................................   12
            10.3    Lessor's Right to Relet................................................   13
            10.4    Right to Terminate.....................................................   13
            10.5    Default by Lessor......................................................   13
            10.6    Lessee's Right to Cure Lessor's Default................................   13
     11     EXPIRATION OR TERMINATION......................................................   14
            11.1    Surrender or Possession................................................   14
            11.2    Additional Remedies of Lessor..........................................   14
            11.3    Holding Over...........................................................   14
            11.4    Voluntary Surrender....................................................   15
     12     CONDEMNATION OF PREMISES.......................................................   15
            12.1    Total Condemnation.....................................................   15
            12.2    Partial Condemnation...................................................   15
            12.3    Award to Lessee........................................................   15
     13     ENTRY BY LESSOR................................................................   16
     14     INDEMNIFICATION................................................................   16
     15     ASSIGNMENT AND SUBLETTING......................................................   17
     16     DAMAGE OR DESTRUCTION..........................................................   17
            16.1    Right to Terminate on Destruction of Premises..........................   17
            16.2    Damage at End of Term..................................................   18
            16.3    Repairs by Lessor......................................................   18
            16.4    Reduction of Rent During Repairs.......................................   18
            16.5    Arbitration............................................................   19
     17     PARKING........................................................................   19
     18     COVENANTS, CONDITIONS AND RESTRICTIONS.........................................   19
     19     HAZARDOUS MATERIALS............................................................   19
            19.1    Definition.............................................................   19
            19.2    Use....................................................................   19
            19.3    Notice.................................................................   20
            19.4    Removal and Disposal...................................................   20
            19.5    Indemnity..............................................................   20
            19.6    Right of Entry.........................................................   20
            19.7    Inspection.............................................................   21
            19.8    Surrender..............................................................   21
            19.9    Survival...............................................................   21
            19.10   Lessor's Covenant......................................................   21
     20     OPTION TO EXTEND...............................................................   21
            20.1    Option Period..........................................................   21
            20.2    Option Period Base Monthly Rent........................................   22
            20.3    Fair Market Rental Value...............................................   22
            20.4    Appraisal..............................................................   22

  ARTICLE                                                                                    PAGE
  -------                                                                                    ----
     21     MISCELLANEOUS PROVISIONS.......................................................   23
            21.1    Waiver.................................................................   23
            21.2    Successors and Assigns.................................................   23
            21.3    Notices................................................................   23
            21.4    Partial Invalidity.....................................................   23
            21.5    Number and Gender......................................................   23
            21.6    Descriptive Headings...................................................   23
            21.7    Time is of the Essence.................................................   23
            21.8    Entire Agreement.......................................................   24
            21.9    Memorandum of Lease....................................................   24
            21.10   Applicable Law.........................................................   24
            21.11   Corporate-Authority....................................................   24
            21.12   Litigation Expense.....................................................   24
            21.13   Subordination of Leasehold.............................................   24
            21.14   Certificate............................................................   25
            21.15   Attornment.............................................................   25
            21.16   Quiet Possession.......................................................   25
            21.17   Lessor's Authority to Execute..........................................   25
            21.18   Approvals..............................................................   25
            21.19   Reasonable Expenditures................................................   25
            21.20   Exhibits...............................................................   26

                             LIGHT INDUSTRIAL LEASE

     This Light Industrial Lease ("Lease") is made and entered into this 16th day of July, 1993, between Teachers Insurance and Annuity Association of America, a New York corporation ("Lessor") and Cemax, Inc., a California corporation ("Lessee").

                                   ARTICLE 1

                               BASIC LEASE TERMS

     1.1 COMMENCEMENT OF LEASE. The Term of this Lease shall commence on the earlier of (a) one (1) day after the improvements to be constructed by Lessor pursuant to EXHIBIT B ("Tenant Improvements") have been substantially completed (excluding installation of the elevator) and the City of Fremont has made a final inspection of the Premises and signed off the building inspection, or (b) the date Lessee actually takes possession of the Premises. Lessor and Lessee contemplate that the Commencement Date will be September 1, 1993 (the "Target Commencement Date").

     1.2 LEASE TERM. The Term of this Lease shall expire sixty-two (62) months after the Commencement Date.

     1.3 MONTHLY RENT. The base monthly rental shall be as follows, subject to adjustment as provided in Paragraph 3 of the Work Letter Agreement:

                           RENTAL MONTH OF TERM                  BASE MONTHLY RENTAL
            ---------------------------------------------------  -------------------
             1 through 2                                              $    0.00
             3 through 14                                             $12,912.00
            15 through 26                                             $13,966.00
            27 through 38                                             $15,152.00
            39 through 50                                             $16,074.00
            51 through 62                                             $16,865.00

     Notwithstanding anything to the contrary set forth above if Lessor terminates this Lease because of Lessee's default, base monthly rental shall be deemed to have been due and payable at the rate of Twelve Thousand Nine Hundred Twelve and no/100ths Dollars ($12,912.00) per month for the first two months of the Term (prorated for partial months as provided in Paragraph 4.1).

     Upon execution of this Lease by Lessor and Lessee, Lessee shall immediately deliver to Lessor the Security Deposit set forth in Paragraph 1.4 and Twelve Thousand Nine Hundred Twelve and no/100ths Dollars ($12,912.00) as prepayment of base monthly rental for the third (3rd) month of the Term.

     As used in this paragraph, the first "rental month" shall mean the month beginning on the Commencement Date and ending on the same day of the next calendar month (the monthly "anniversary" of the Commencement Date), and each succeeding rental month shall begin on the monthly "anniversary" of the Commencement Date. If the Commencement Date does not fall on the first day of a calendar month, then the rent payments payable for each partial calendar month shall be prorated on a per diem basis, based on a 30 day month.

     1.4 LESSEE'S PRO RATA SHARE. Lessee's pro rata share shall be forty-eight and 88/100ths percent (48.88%), which percentage derived by dividing the square footage of the Premises by the square footage of the Building. Lessee's pro rata share shall be adjusted appropriately if the amount of space leased by Lessee in the Building increases.

     1.5 SECURITY DEPOSIT. Sixteen Thousand Eight Hundred Sixty-Five and no/100ths Dollars ($16,865.00).

                             LIGHT INDUSTRIAL LEASE

     This Light Industrial Lease ("Lease") is made and entered into this 16th day of July, 1993, between Teachers Insurance and Annuity Association of America, a New York corporation ("Lessor") and Cemax, Inc., a California corporation ("Lessee").

                                   ARTICLE 1

                               BASIC LEASE TERMS

     1.1 COMMENCEMENT OF LEASE. The Term of this Lease shall commence on the earlier of (a) one (1) day after the improvements to be constructed by Lessor pursuant to EXHIBIT B ("Tenant Improvements") have been substantially completed (excluding installation of the elevator) and the City of Fremont has made a final inspection of the Premises and signed off the building inspection, or (b) the date Lessee actually takes possession of the Premises. Lessor and Lessee contemplate that the Commencement Date will be September 1, 1993 (the "Target Commencement Date").

     1.2 LEASE TERM. The Term of this Lease shall expire sixty-two (62) months after the Commencement Date.

     1.3 MONTHLY RENT. The base monthly rental shall be as follows, subject to adjustment as provided in Paragraph 3 of the Work Letter Agreement:

                           RENTAL MONTH OF TERM                  BASE MONTHLY RENTAL
            ---------------------------------------------------  -------------------
             1 through 2                                              $    0.00
             3 through 14                                             $12,912.00
            15 through 26                                             $13,966.00
            27 through 38                                             $15,152.00
            39 through 50                                             $16,074.00
            51 through 62                                             $16,865.00

     Notwithstanding anything to the contrary set forth above if Lessor terminates this Lease because of Lessee's default, base monthly rental shall be deemed to have been due and payable at the rate of Twelve Thousand Nine Hundred Twelve and no/100ths Dollars ($12,912.00) per month for the first two months of the Term (prorated for partial months as provided in Paragraph 4.1).

     Upon execution of this Lease by Lessor and Lessee, Lessee shall immediately deliver to Lessor the Security Deposit set forth in Paragraph 1.4 and Twelve Thousand Nine Hundred Twelve and no/100ths Dollars ($12,912.00) as prepayment of base monthly rental for the third (3rd) month of the Term.

     As used in this paragraph, the first "rental month" shall mean the month beginning on the Commencement Date and ending on the same day of the next calendar month (the monthly "anniversary" of the Commencement Date), and each succeeding rental month shall begin on the monthly "anniversary" of the Commencement Date. If the Commencement Date does not fall on the first day of a calendar month, then the rent payments payable for each partial calendar month shall be prorated on a per diem basis, based on a 30 day month.

     1.4 LESSEE'S PRO RATA SHARE. Lessee's pro rata share shall be forty-eight and 88/100ths percent (48.88%), which percentage is derived by dividing the square footage of the Premises by the square footage of the Building. Lessee's pro rata share shall be adjusted appropriately if the amount of space leased by Lessee in the Building increases.

     1.5 SECURITY DEPOSIT. Sixteen Thousand Eight Hundred Sixty-Five and no/100ths Dollars ($16,865.00).

     1.6 USE. Sales, marketing, engineering and light assembly of biotech equipment and other related uses permitted by law.

                                   ARTICLE 2

                                    PREMISES

     2.1 DESCRIPTION. Lessor hereby leases to Lessee the premises consisting of approximately twenty-six thousand three hundred fifty-one (26,351) square feet ("Premises") in Building 104, Mission Falls business Park, and commonly known as 47281 Mission Falls Court, Fremont, Alameda County, California, together with the right to use the common areas of the parcel on which the Premises are located. EXHIBIT A further describes the Premises being leased hereby, and the parcel of which the Premises is a part ("Property"). The Property includes Buildings 103 and 104 consisting, in the aggregate, of approximately one hundred five thousand two hundred twenty-four (105,224) square feet. Building 104 contains approximately fifty-three thousand nine hundred seven (53,907) square feet.

     2.2 WORK OF IMPROVEMENT. The improvements to be constructed by Lessor shall be constructed, and their manner of construction shall be performed, as more fully set forth in EXHIBIT B. Lessor and Lessee shall expend all funds and do all acts required of them respectively and Lessor shall have the work performed promptly and diligently in a workmanlike manner. Lessee shall not interfere with Lessor's construction of the improvements in a manner which materially impedes the progress of the work.

     2.3 POSSESSION. Lessor shall deliver occupancy of the Premises to Lessee on the date the Tenant Improvements to be constructed by Lessor are substantially complete.

     2.4 TEMPORARY OCCUPANCY. Lessee shall be permitted to occupy approximately eight thousand (8,000) square feet in the building located at 47315 Mission Falls Court on a temporary basis (the "Temporary Space") during construction of the tenant improvements to the Premises. Lessee shall be permitted to occupy the Temporary Space upon execution of this Lease. Lessor shall, however, have the right, at its expense, to relocate Lessee to other temporary premises within Mission Falls Business Park on two (2) weeks' notice if Lessor leases the Temporary Space (which may include the Temporary Space to which Lessee has been relocated) to Lessor upon the Commencement Date of this Lease. Lessee's occupancy of the Temporary Space shall be subject to all the terms and conditions of this Lease, including payment during such occupancy of Lessee's pro rata share of Common Area Expenses, based upon the square footage of the Temporary Space occupied by Lessee, except that Lessee shall not be required to pay any base monthly rent for the use of the Temporary Space.

                                   ARTICLE 3

                                      TERM

     3.1 TERM. The Lease shall commence on the date determined pursuant to Paragraph 1.1 (the "Commencement Date") and shall continue thereafter for the term specified in Paragraph 1.2 unless sooner terminated pursuant to this Lease. "Term" shall hereafter mean the term of this Lease.

     3.2 DELAY IN COMMENCEMENT. Lessor shall make the Premises available for occupancy upon final inspection by the City of Fremont. If for any reason Lessor cannot deliver possession of the Premises to Lessee on the Commencement Date, such failure shall not affect the validity of this Lease nor shall it extend the Term or render Lessor liable to Lessee for any loss or damage resulting therefrom.

     Notwithstanding any other provision of this Lease, if the Term of the Lease does not commence on the Target Commencement Date because Lessor cannot deliver possession of the Premises to Lessee, due to the fault of Lessor, the Term of the Lease shall instead commence on the date on which Lessor tenders possession of the Premises to Lessee, and the Lease shall terminate sixty-two (62) months from the date on which the Term of the Lease commences. Delays caused by acts of God and other causes beyond Lessor's reasonable control shall not be deemed delays due to the fault of Lessor.

                                   ARTICLE 4

                                      RENT

     4.1 MONTHLY RENT. Lessee shall pay to Lessor as base monthly rent for the Premises in advance on the first day of each calendar month of the Term without deduction, offset, prior notice or demand, in lawful money of the United States, the sum specified in Paragraph 1.3. All additional amounts of rent or other charges required to be paid by Lessee under this Lease shall be deemed additional rent.

     4.2 MODE OF PAYMENT. Lessee shall pay all rent due hereunder to Lessor c/o The Martin Group, 4637 Chabot Drive, Suite 118, Pleasanton, CA 94588, or any such other place as Lessor may designate from time to time in writing.

     4.3 LATE CHARGES. Lessee hereby acknowledges that late payment by Lessee to Lessor of rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on the Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sum due from Lessee shall not be received by Lessor or Lessor's designated agent when due, and such amount remains unpaid at the end of five (5) business days after Lessee's receipt of written notice of delinquency specifying the amount past due, Lessee shall pay to Lessor a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee's default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder.

     4.4 SECURITY DEPOSIT. Concurrent with Lessee's execution of this Lease, Lessee shall deposit with Lessor a security deposit ("Deposit") in the amount specified in Paragraph 1.5. The Deposit shall be held for the faithful performance by Lessee of all the terms, covenants and conditions of this Lease to be kept and performed by Lessee. If Lessee defaults with respect to any provisions of the Lease, including but not limited to the provisions relating to the payment of rent and any of the monetary amounts due hereunder, Lessor may (but shall not be required to) use, apply or retain any part or all of the Deposit for the payment of any amount which Lessor may spend or become obligated to spend by reason of Lessee's default or to compensate Lessor for any loss or damage which Lessor may suffer by reason of Lessee's default. If any portion of the Deposit is so used or applied, Lessee shall, within ten (10) days after written demand therefor, deposit cash with Lessor in an amount sufficient to restore the Deposit to its original amount. Lessee's failure to do so shall be a material breach of this lease. Lessor shall not be required to keep the Deposit separate from its general funds, and Lessee shall not be entitled to any interest on the Deposit. If Lessee fully and faithfully performs every provision of this Lease to be performed by it, the Deposit, or balance thereof, shall be returned to Lessee (or, at Lessor's option, to the last assignee of Lessee's interest hereunder) at the expiration of the Term and after Lessee has vacated the Premises. In the event of termination of Lessor's interest, in this Lease, Lessor shall transfer the Deposit to Lessor's successor in interest, whereupon Lessee agrees to release Lessor from all liability for the return of such deposit or the accounting therefor.

                                   ARTICLE 5

                                     TAXES

     5.1 REAL PROPERTY TAXES. Lessor shall pay, prior to delinquency, all Real Property Taxes levied or assessed against the Premises during the Term of this Lease. Lessee shall reimburse Lessor for all Real Property Taxes levied or assessed against the Premises during the term as provided in Paragraph 7.3 below. If the Premises are not separately assessed, Lessee agrees to pay to Lessor its pro rata share of all Real Property Taxes levied against the Property. As used herein, "Real Property Taxes" shall include any form of assessment, license, fee, levy, penalty or tax imposed by any authority having the direct or indirect power to tax (excluding Lessor's income taxes), including any improvement district, as against any legal or equitable interest of Lessor in the Property or as against Lessor's business of renting the Property; provided, however, that any so-called "rent tax" shall only be paid by Lessee if such rent tax is levied in lieu of, and not in addition to, ad valorem real property taxes currently levied against the Property. Lessee shall have no obligation to reimburse Lessor for penalties or interest on any installment of Real Property Taxes provided that Lessee has paid the Common Area Expenses within the time period specified in Paragraph 7.3(c) below. Lessee's share of Real Property Taxes shall be equitably prorated to cover only the period of time within the fiscal tax year during which this Lease is in effect. With respect to any assessments which may be levied against or upon the Premises, and which may be paid in annual installments, only the amount of such annual installments (with appropriate proration for any partial year) and interest due thereon shall be included within the compilation of the annual Real Property Taxes.

     5.2 PERSONAL PROPERTY TAXES. Lessee shall pay before delinquency all taxes levied or assessed on Lessee's fixtures, improvements, furnishings, merchandise, equipment and personal property in and on the Premises, whether or not affixed to the real property.

                                   ARTICLE 6

                                   INSURANCE

     6.1 PROPERTY INSURANCE -- BUILDING. During the Term, Lessor shall keep the Building, including the Tenant Improvements but excluding any other property which is Lessee's Property, insured against loss or damage by fir and those risks normally included in the term "all risk" in such amounts as are acceptable to lessor. Any recovery received from said insurance policy shall be paid to Lessor.

     6.2 PROPERTY INSURANCE -- FIXTURES AND INVENTORY. During the Term, Lessee shall, at its sole expense, maintain insurance with "all risk" coverage on any fixtures, leasehold improvements, furnishings, merchandise, equipment or personal property in or on the Premises, whether in place as of the date hereof or installed hereafter, for the full replacement value thereof, and Lessee shall also have sole responsibility and cost for maintaining any other types of insurance as Lessee elects to carry. Any deductibles shall be paid by Lessee. Lessee shall have no obligation to insure any property in the Premises, other than Lessee's Property (defined below), from fire or any other casualty and Lessee shall be entitled to all insurance proceeds payable with respect to Lessee's Property.

     6.3 LESSOR'S LIABILITY INSURANCE. During the Term, Lessor shall maintain at its sole cost a policy or policies of commercial general liability insurance insuring Lessor (and such others as designated by Lessor) against liability for bodily injury, death and property damage on or about the Property, with combined single limit coverage of not less than Two Million Dollars ($2,000,000).

     6.4 LESSEE'S LIABILITY INSURANCE. During the Term, Lessee shall, at its sole expense, maintain for the mutual benefit of Lessor and Lessee, comprehensive general liability and property damage insurance against claims for bodily injury, death or property damage occurring in or about the Premises or arising out of the use or occupancy of the Premises, with combined single limit coverage of not less than One Million Dollars ($1,000,000). The limits of such insurance shall not limit the liability of Lessee. Lessee shall furnish to Lessor prior to the Commencement Date, and at least thirty (30) days prior to the expiration date of any policy, certificates indicating that the liability insurance required of Lessee above is in full force and effect; that Lessor has been named as an additional insured; and that all such policies will not be canceled unless thirty (30) days' prior written notice of the proposed cancellation has been given to Lessor. The insurance shall be with insurers reasonably approved by Lessor and with policies in form reasonably satisfactory to Lessor. Said policies shall provide that Lessor, although an additional insured, may recover for any loss suffered by Lessor by reason of Lessee's negligence, and shall include a broad form liability endorsement. Lessee's insurance shall be primary and non-contributing with any other insurance available to Lessor.

     6.5 WAIVER OF SUBROGATION. Lessor hereby releases Lessee, and Lessee hereby releases Lessor, and their respective officers, agents, employees and servants, from any and all claims or demands of damages, loss, expense or injury to the Premises, or to the furnishings and fixtures and equipment, or inventory or other property of either Lessor or Lessee in, about or upon the Premises, which is caused by or results from perils, events or happenings which are the subject of insurance carried by the respective parties and in force at the time of any such loss; provided, however, that such waiver shall be effective only to the extent such insurance is not prejudiced thereby. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy.

     6.6 PLATE GLASS REPLACEMENT. Lessee shall replace, at its sole expense, any and all plate glass and other glass in and about the Premises which is damaged or broken by vandalism. If any plate glass or other glass in and about the Premises is damaged or broken by causes other than vandalism, then Lessee shall pay Lessor an amount equal to Lessor's cost of replacement, provided that such amount shall not exceed the deductible then in effect on Lessor's insurance policy, if any, covering the damaged glass. Nothing herein shall be construed to require Lessor to carry plate glass insurance.

     6.7 WORKERS' COMPENSATION INSURANCE. Lessee shall, at its sole expense, maintain and keep in force during the Term a policy or policies of Workers' Compensation Insurance and any other employee benefit insurance sufficient to comply with all applicable laws, statutes, ordinances and governmental rules, regulations or requirements.

     6.8 INSURANCE CARRIERS. The insurance required to be carried by the parties hereunder shall be written by companies licensed to do business in the State of California which have a rating of at least A:X as set forth in the most current issue of BEST'S INSURANCE GUIDE.

                                   ARTICLE 7

                                  MAINTENANCE

     7.1 MAINTENANCE -- PREMISES. Throughout the Term, Lessee agrees to keep and maintain the Premises and all improvements and appurtenances upon the Premises, including all sewer connections (within the interior of the Premises), plumbing, heating and cooling appliances, wiring and glass, in good order, condition and repair, including the replacement of such improvements and appurtenances when necessary, provided that Lessee shall not be responsible for insured damage to the foregoing or damages to the foregoing caused by Lessor or its agents or by other tenants. Lessee hereby expressly waives the provisions of any law permitting repairs by a tenant at the expense of a landlord, including, without limitation, all rights of Lessee under Section 1941 and 1942 of the California Civil Code. Lessee agrees to keep the Premises clean and in sanitary condition as required by the health, sanitary and police ordinances and regulation of any political subdivision having jurisdiction, and provide, at its own expense, trash removal and janitorial services. Lessee further agrees to keep the interior of the Premises, such as the windows, floors, walls, doors, showcases and fixtures clean and neat in appearance and to remove all trash and debris which may be found in or around the Premises. If any repairs and/or maintenance to be made by Lessee are necessary, Lessor shall have the right to cause such repairs and/or maintenance to be made if Lessee fails to cause such repairs, or commence to cause such repairs and diligently prosecute same to completion, within thirty (30) days after written notice from Lessor to Lessee. Lessee agrees that upon demand, it shall pay to Lessor the cost of any such repairs, together with accrued interest from the date of payment at the interest rate specified in Paragraph 11.2 below, which interest rate is hereinafter referred to as the "Reference Rate". Notwithstanding anything to the contrary above, Lessor may elect to enter into one or more maintenance contracts with third parties for the provision of all or a part of Lessee's maintenance obligations as set forth in this paragraph, excluding janitorial services. If Lessor elects to enter into one or more maintenance contracts, such maintenance contracts shall be let to licensed, reputable contractors, selected through a competitive bidding process. Upon such election, Lessee shall be relieved from its obligations to perform only those maintenance obligations covered by such maintenance contracts, and Lessee shall bear one hundred percent (100%) of the costs of any such maintenance contracts. All such costs shall be paid in advance on a monthly basis with Lessee's rent payments.

     Notwithstanding the foregoing to the contrary, Lessee shall have no responsibility to undertake any repair, maintenance or improvement, or pay any of the costs thereof (i) necessitated by the negligence, willful misconduct or violation of Laws by Lessor or its agents; (ii) occasioned by fire, acts of God or other casualty or by the exercise of the power of eminent domain; (iii) required as a consequence of any defect in the construction of the Premises as of the Commencement Date; (iv) for which Lessor has a right of reimbursement from others; or (v) which would be treated as a capital expenditure under generally accepted accounting principles. Any repairs or replacements otherwise required of Lessee which would result in expenditures that would constitute a capital expenditure shall, unless required because of Lessee's particular use of the Premises or any Alterations to the Premises made by Lessee, be paid for by Lessor, and the cost of thereof shall be amortized over the useful life of the equipment or improvement, and Lessee shall pay as additional rent each month that portion of such amortized cost as properly allocable to such month.

     7.2 MAINTENANCE -- BUILDING AND COMMON AREA. Except for damage caused by any negligent or intentional act or omission of Lessee, Lessee's employees, suppliers, shippers, customers, or invitees, which is not covered by insurance required to be carried by Lessor under Paragraph 6.1 above, (in which event Lessee shall repair the damage) Lessor, at Lessor's expense, shall keep in good condition and repair the foundations,

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

floor slab and upper floor decking, exterior walls, the structural condition of interior bearing walls, and the roof structure of the Building.

     Lessor shall maintain the Common Areas of the Property in reasonably good working order and condition, except that damage occasioned by the act of Lessee and not covered by the insurance described in Article 6 shall be repaired by Lessor at Lessee's expense. Lessee shall notify Lessor in writing of any repairs or maintenance to the Common Areas which may be required and Lessor shall have a reasonable time to make such repairs. The Common Areas of the Property shall be comprised of all non-leasable space including, but not limited to, the roof membrane of the Building, sidewalks, parking areas, private roadways within the Property, water amenities, exterior lighting and landscaping. Lessor shall warrant the good condition and repair of the roof membrane for the first twelve
(12) months of the Term and shall maintain and repair the roof membrane at Lessor's sole expense during such 12-month period; provided, however that Lessee shall reimburse Lessor for the cost of any repairs required due to the negligence or willful misconduct of Lessee, its agents, employees or contractors.

     7.3    COMMON AREA EXPENSES.

         a. COMMON AREA EXPENSES DEFINED. The term "Common Area Expenses" shall mean all expenses, costs and disbursements of every kind and nature which Lessor shall pay or become obligated to pay because of or in connection with the ownership, management, maintenance, repair and operation of the Building and Common Area and such additional Building or Common Area facilities in subsequent years as may be determined by Lessor to be necessary, including but not limited to, the following:

               (i) wages and salaries of all employees engaged in the operation, maintenance and security of the Building and Common Area, including taxes, insurance and benefits relating thereto; provided, however, that if any such employees are engaged in the management of other properties in addition to Mission Falls Business Park, only that portion of such wages, salaries, taxes, insurance and benefits properly allocable to the management of Mission Falls Business Park shall be billed as a Common Area Expense; and the rental cost of overhead of any office and storage space used to provide such services;

               (ii) cost of all supplies, materials and labor used in the operation, repair, replacement and maintenance of the Building and Common Area;

               (iii) cost of all utilities, including surcharges, for the Common Area, including the cost of water, sewer, gas, power, heating, lighting, air conditioning and ventilating; and the cost of all license, permit and inspections fees;

               (iv) cost of all insurance which Lessor or Lessor's lender deems necessary for the Building and Common Area such as the cost of "All-Risk" property insurance, including, at Lessor's option, earthquake and flood coverage (provided, however, that if earthquake insurance is no longer available at commercially reasonable rates and Lessor elects to continue to maintain earthquake insurance coverage for the Building, only that portion of the premium which is commercially reasonable shall be included as a Common Area Expense), insurance against loss of rents on an "All-Risk" basis for a period not exceeding twelve (12) months, a lender's loss payable endorsement in favor of Lessor's lender and naming Lessor and its subsidiaries, directors, agents, officers and employees as named insured; and casualty and liability insurance applicable to the Building and Lessor's personal property used in connection therewith, naming Lessor and its subsidiaries, directors, agents, officers and employees as additional insureds;

               (v) cost of repairs and general maintenance of the Building and common Area (excluding repairs and general maintenance paid by proceeds of insurance or by Lessee pursuant to Article 7, or other third parties, and alterations attributable solely to lessees of the Building);

               (vi) a reasonable management fee for the manager of the Building;

               (vii)the costs of any additional services not provided to the Building and Common Area at the Commencement Date, but thereafter provided by Lessor in its management of the same;

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

               (viii)the cost of any capital improvements made to the Building after the Commencement Date that (A) reduce other operating expenses,
        (B) to replace existing Common Area facilities, or
        (C) are required under any governmental law or regulation that was not applicable to the Building or the Common Area at the Commencement Date, all such costs thereof to be amortized over the useful life of the improvement consistent with generally accepted accounting principles; and

               (ix) Real Property Taxes.

         b. EXCLUSIONS FROM COMMON AREA EXPENSES. Common Area Expenses shall not include: (i) the cost of any additional or extraordinary services provided to other tenants of the Building; (ii) costs paid for directly by Lessee; (iii) principal and interest payment on loans secured by deeds of trust recorded against the Building; (iv) real estate sales or leasing brokerage commissions; (v) executive salaries of off-site personnel employed by Lessor excepting the management fee referenced in Paragraph 7.3(a)(vi) above; or (vi) the cost of any repairs to the foundations, floor slab and upper floor decking, exterior walls, the structural condition of interior bearing walls, or the roof structure of the Building; (vii) costs occasioned by the negligence of willful misconduct of, or violation of Laws by, Lessor, its agents, employees or contractors; (viii) costs occasioned by fire, acts of God, or other casualties or by the exercise of the power of eminent domain; (ix) costs resulting directly or indirectly form the presence of Hazardous Materials on the Property, except to the extent caused by the use, storage, or disposal of Hazardous Materials by Lessee, its agents, employees, contractors, invitees or subtenants; (x) costs relating to repairs, alterations, improvements, equipment and tools which would properly be capitalized under generally accepted accounting principles, except as otherwise expressly permitted under Paragraph 7.3(a)(viii) above;(xi) costs for which Lessor has a right of reimbursement from other; (xii) costs to correct any construction defect in the Building or the Common Areas not resulting fro the Tenant Improvements undertaken by Lessee, or to comply with any CC&Rs or underwriters requirement applicable to the Premises; (xiii) depreciation, amortization or other expense reserves, except as expressly provided herein; (xiv) costs of insurance for coverage not customarily paid by tenants of similar properties in the vicinity of the Property, and co-insurance payments; and (xv) any fee, profit or compensation retained by Lessor or its affiliates for management and administration of the Property in excess of the management fee which would be charged by a professional management company providing management services for comparable projects in the vicinity of the Property. Additionally, Common Area Expenses shall not include all utilities and janitorial services which shall be contracted for and paid for by Lessee, commencing on the Lease Commencement Date.

         c.   ADJUSTMENT.

               (i) MONTHLY PAYMENTS. Lessee shall pay to Lessor on the first day of each calendar month of the Term, an amount estimated by Lessor to the Lessee's pro rata share of the Common Area Expenses (the "Expenses"). The foregoing Expenses may be adjusted by Lessor at the end of any calendar quarter on the basis of Lessor's experience and reasonably anticipated costs. Any such adjustment shall be effective as of the calendar month next succeeding receipt by Lessee of written notice of such adjustment.

               (ii) ACCOUNTING. Within one hundred twenty (120) days following the end of each calendar year, Lessor shall furnish to Lessee a statement of Lessee's pro rate share of the actual Common Area Expenses (the "Actual Expenses") for the calendar year and the payments made by lessee with respect to such period. If the Expenses paid by Lessee for such period are less than the amount of Actual Expenses, Lessee shall pay Lessor the deficiency within ten (10) days after receipt of such statement. Any overpayment made by Lessee shall be credited against the next monthly payment(s) of Expenses due from Lessee.

               (iii) PRORATION. Lessee's obligation to pay the Expenses shall be prorated on the basis of a 365-day year to account for any fractional portion of a year included at the commencement or expiration of the Term of this Lease.

               (iv) SURVIVAL. Lessee's obligation to pay for any Expenses pursuant to this paragraph shall survive any termination of this Lease.

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

         d. RIGHT TO INSPECT LESSOR'S BOOKS AND RECORDS. Lessor shall maintain complete and accurate books and records of the Common Area Expenses billed to Lessee. Lessee shall have the right to inspect Lessor's records for the prior calendar year within ninety (90) days after Lessee's receipt of Lessor's statement of the Actual Expenses for that calendar year. Lessee shall conduct such inspection during normal business hours upon not less than two (2) business days' prior notice to Lessor. If Lessee questions or disputes any Common Area Expenses billed to Lessee, Lessee shall so notify Lessor in writing, and Lessor and Lessee shall attempt in good faith to resolve any dispute regarding such expenses. If Lessor and Lessee fail to resolve the dispute within thirty (30) days after Lessee has notified Lessor of the expenses questioned, Lessee shall be permitted to conduct an audit of Lessor's books and records of the Common Areas Expenses, using an independent nationally recognized accounting firm. If the audit discloses that the Common Area Expenses charged to Lessee for the period under review were overstated by five percent (5%) or more, Lessor shall promptly pay to Lessee the reasonable cost of such audit; otherwise the cost of the audit shall be paid by Lessee. Lessor shall promptly refund to Lessee the full amount of any overpayment together with interest at the Reference Rate from the date of Lessee's payment of such overcharge.

     7.4 ALTERATIONS, CHANGES AND ADDITIONS BY LESSEE. Lessee shall be permitted to construct alterations, additions, and improvements to the Premises ("Alterations") with the prior written consent of Lessor, which shall not be unreasonably withheld; provide, however, that any single Alteration which is nonstructural in nature and limited to the interior of the Building only, that can be constructed at a cost not exceeding Ten Thousand and no/100ths Dollars ($10,000.00), may be undertaken by Lessee without the consent of Lessor and without any prior notice to Lessor. If Lessor's consent is required for any Alterations, and Lessor does not notify Lessee in writing of Lessor's approval or disapproval of such Alterations within fifteen (15) business days after Lessee's request for approval (which shall include copies of the plans and specifications for Lessee's proposed Alterations), then Lessor shall be deemed to have approved the proposed
Alterations. Lessor shall have the right to withhold its consent to structural or exterior Alterations at Lessor's sole and absolute discretion. As used herein, Alterations include utility installations such as ducting, power panels, fluorescent fixtures, base heaters, conduit and wiring. As a condition to giving such consent, Lessor may require that Lessee provide Lessor a payment and completion bond from a California surety company at Lessee's expense if the cost of such Alterations exceeds Fifty Thousand and no/100ths Dollars ($50,000.00). All Alterations to be made to the Premises shall be under the supervision of a competent architect and made in accordance with plans and specifications which have been furnished to and approved by Lessor prior to commencement of work. If the written consent of Lessor to any proposed Alterations by Lessee shall have been obtained, Lessee agrees to advise Lessor in writing of the date upon which such alterations will commence in order to permit Lessor to post a notice of nonresponsibility. all such Alterations shall be constructed in a good and workmanlike manner in accordance with all ordinances and laws relating thereto. If Lessor's consent to any Alterations is required, Lessor shall include with its notice of consent a statement confirming either that (i) the Alterations approved by Lessor may remain in the Premises at Lease termination, or (ii) the Alterations must, as a condition of Lessor's consent, be removed by Lessee at Lease termination. Lessee shall be required to remove at Lease termination only those Alterations which Lessor has expressly required to be removed in its written notice to Lessee consenting to such Alterations, those Tenant Improvements which Lessor has expressly required Lessee to remove pursuant to the Work Letter Agreement attached as EXHIBIT B, and any Alterations installed in the Premises by Lessee without Lessor's consent where such consent was expressly required by the terms of this Paragraph 7.4.

     With respect to any Alterations which Lessee is entitled to make hereunder, Lessee shall use only duly qualified, reputable and licensed contractors and subcontractors for any work commenced after the Commencement Date. Lessee's selection of contractors and subcontractors shall be subject to Lessor's prior written approval, which shall not be unreasonably withheld. Lessor shall not have the right to disapprove any contractor proposed by Lessee solely because such contractor is nonunion. Lessee shall provide to Lessor copies of all plans, specifications and drawings of all Alteration prior to the commencement of any work relating thereto. All Alterations, Tenant Improvements, trade fixtures and personal property installed in the Premises at Lessee's expense ("Lessee's Property") shall remain the property of Lessee during the Term and Lessee shall have the right to depreciate or amortize the cost of the same and claim and collect investment tax

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

credits and all other tax benefits with respect to Lessee's Property. Except for Alterations which cannot be removed without structural damage to the Premises, Lessee shall have the right at any time to remove Lessee's Property from the Premises, provided that Lessee repairs all damage caused by such removal.

     7.5 PLUMBING. Lessee shall not use the plumbing facilities for any purpose other than that for which they were constructed. The expense of any breakage, stoppage or other damage relating to the plumbing and resulting from the introduction by Lessee, its agents, employees or invitee of foreign or harmful substances into the plumbing facilities shall be borne by Lessee.

     7.6 LIENS. Lessee shall keep the Premises and the Building free from any liens arising out of work performed, materials furnished or obligations incurred by Lessee and shall indemnity, hold harmless and defend Lessor from any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Lessee. In the event that Lessee shall not, within twenty (20) days following Lessee's receipt of written demand from Lessor, cause such lien to be released of record by payment or posting of a proper bond, Lessor shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Lessor and all expenses incurred by it in connection therewith including reasonable attorneys' fees and costs shall be payable to Lessor by Lessee on demand with interest at the Reference Rate. Lessor shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which are proper, for the protection of Lessor and the Premises, and any other party having an interest herein, from mechanics, and materialments liens, and Lessee shall give to Lessor at least ten (10) business days' prior written notice of the expected date of commencement of any work relating to changes, alterations or additions to the Premises.

     7.7 LESSOR'S WAIVER OF LIEN RIGHTS. Lessor shall have no lien or other interest in any item of Lessee's Property located in the Premises or elsewhere, and Lessor hereby waives all such liens and interests. Within ten (10) business days after Lessee's request, Lessor shall execute documents in form reasonably acceptable to Lessor which duly evidence Lessor's waiver of any right, title, lien or interest in Lessee's Property located in the Premises.

                                   ARTICLE 8

                                   UTILITIES

     Lessee shall pay prior to delinquency throughout the Term the cost of water, gas, heating, cooling, sewer, telephone, electricity, garbage, air conditioning and ventilating, janitorial services, landscape maintenance (except Common Area landscape maintenance) and all other materials and utilities supplied to the Premises. If any such services are not separately metered to Lessee, Lessee shall pay a reasonable proportion of all charges which are jointly metered, the determination to be made by Lessor in goof faith, and payment to be made by Lessee within fifteen (15) days of receipt of the statement for such charges.

                                   ARTICLE 9

                                USE OF PREMISES

     9.1 USE. The Premises shall be used and occupied by Lessee for only the purposes specified in Paragraph 1.6 and for no other purposes whatsoever without obtaining the prior written consent of Lessor, which shall not be unreasonably withheld.

     9.2 SUITABILITY. This Lease shall be subject to all applicable zoning ordinances and to any municipal, county and state laws and regulations governing and regulating the use of the Premises. Lessee acknowledges that neither Lessor nor Lessor's agent has made any representation or warranty as to the suitability of the Premises for the conduct of Lessee's business.

     9.3    USES PROHIBITED.

              a. RATE OF INSURANCE. Lessee shall not do or permit anything to be done in or about the Premises which will cause an increase in the existing rate of insurance upon the Premises (unless Lessee shall pay an increased premium as a result of such use or acts) or cause the cancellation of

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

         any insurance policy covering the Premises or the Building of which the Premises may be a part, nor shall Lessee sell or permit to be kept, used or sold in or about such Premises any articles which may be prohibited by a standard form policy of fire insurance.

              b. INTERFERENCE WITH OTHER TENANTS. Lessee shall not do or permit anything to be done in or about the Premises which will in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them or use or allow the Premises to be used for any unlawful purpose, nor shall Lessee cause, maintain or permit any nuisance in, or about the Premises. Lessee shall not commit or suffer to be committed any waste in or upon the Premises.

              c. APPLICABLE LAWS. Lessee shall not conduct any auctions on the Premises or use the Premises or permit anything to be done in or about the Premises which will in anyway conflict with any law, statute, zoning restriction, ordinance, governmental rule, regulation or requirements of daily constituted public authorities whether now in force or which may hereafter be enacted or promulgated. Lessee shall at its sole cost and expense promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force (including the Americans With Disabilities Act as it applies to the Premises and to any portion of the Property affected by Lessee's possession and use of the Premises) and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises. The judgment of any court of competent jurisdiction or the admission of Lessee in any action against Lessee whether Lessor be a party thereto or not, that Lessee has violated any law, statute, ordinance or government rule, regulation or requirement, shall be conclusive of that fact as between Lessor and Lessee.

              To the best of Lessor's knowledge, as of the Commencement Date, the Premises are in compliance with all requirements of the CC&R's, all underwriters requirements, and rules, regulations, statutes, ordinances, laws and building codes applicable thereto ("Laws"). Except as otherwise provided in Paragraph 7.3, Lessee shall not be required to pay the cost of complying with the CC&R's, underwriters requirements or Laws requiring the construction of improvements which are properly capitalized under general accounting principles, unless such compliance is required solely because of Lessee's particular use of the Premises or any Alterations or Tenant Improvements installed in the Premises by Lessee.

              d. SIGNS. Lessee shall have the right to install two (2) signs on the Building exterior, subject to Lessee's receipt of all applicable governmental approvals from the City of Fremont, Lessor's consent as to the exact location, size, style and color of the sign, and the CC&Rs (defined in Article 18). Lessee shall have the right, if permitted by the City of Fremont, to install a sign on the exterior of the Building at the front of the Premises substantially equal in size to the adjacent tenant's sign now installed on the Building. The design and materials of Lessee's sign shall be substantially equivalent to such adjacent tenant's sign. Lessee shall not place any other sign upon the Premises without Lessor's prior written consent, which consent shall not be unreasonably withheld.

                                   ARTICLE 10

                               DEFAULT PROVISIONS

     10.1 INSOLVENCY. If, during the Term, Lessee shall be declared insolvent or bankrupt, or if any assignment of Lessee's property shall be made for the benefit of creditors or otherwise, or if Lessee's leasehold interest herein shall be levied upon under execution or seized by virtue of any writ of any court of low, or a trustee in bankruptcy or a receiver be appointed for the property of Lessee, any such occurrence shall be a material default of this Lease, and entitle Lessor at its election to terminate the Lease.

     10.2 NON-PAYMENT, DEFAULT OR VACATING. If Lessee shall (a) default in the payment of rent or any charge owing hereunder and the default is not cured within five (5) business days after receipt of written notice from Lessor or (b) default in performing any non-monetary covenant, condition, agreement or obligation of Lessee hereunder and the default is not cured within thirty (30) calendar days after receipt of written notice from Lessor (unless the nature of Lessee's obligation is such that more than thirty
(30) calendar days is required for performance and Lessee promptly commences performance within such 30-day period and thereafter diligently prosecutes the same to completion) then the Lease and all rights, title and interest of Lessee hereunder shall, at the option of Lessor, terminate and Lessee will then quit and surrender the Premises and improvements thereon to Lessor, or Lessor may pursue any other available remedy. Lessee shall not be in default if the Premises or any part thereof are left vacant so long as Lessee is paying all the rent and other charges owing by it and performing all other obligations under the Lease.

     10.3 LESSOR'S RIGHT TO RELET. Upon recovery of possession of the Premises after Lessee's breach of this Lease, Lessor may, at its option, at any time and from time to time, remove any signs and property of Lessee therefrom and relet the Premises or any part thereof at such rent and upon such terms and conditions as Lessor in its discretion shall determine, and the term of such reletting may be for a terms extending beyond the Term. For the purpose of such reletting, Lessor is authorized to make repairs or alterations in or to the Premises at the sole expense of Lessee as may be necessary or desirable for the purpose of such reletting. The costs and expenses of such reletting, including repairs and alterations and any reasonable real estate commissions associated with such reletting shall be paid by Lessee. If the amount realized from such reletting is less than the monthly rent payable hereunder plus all other monthly charges to be paid by Lessee hereunder, less any amount of rental loss for the same period which Lessee proves could be reasonably avoided by Lessor, Lessee will pay such deficiency each month to Lessor. No re-entry of the Premises by Lessor shall be construed as an election to terminate this Lease unless written notice of such intention is given to Lessee or unless termination thereof is decreed by a court of competent jurisdiction.

     10.4 RIGHT TO TERMINATE. Lessor may at any time after the times prescribed in Paragraph 10.2 elect to terminate the Lease by reason of such uncured default. If Lessor shall at any time terminate this Lease by reason of default of Lessee, then Lessor, in addition to any other remedy it may have, may recover from Lessee any damages incurred by reason of such default including, without limitation, the cost of recovering the Premises, and the amount by which the rent then unpaid for the balance of the Term exceeds the amount of such rental loss for the same period which the Lessee proves could be reasonably avoided by Lessor.

     10.5 DEFAULT BY LESSOR. Lessor will be in default if Lessor fails to perform any obligation required of Lessor (other than a delay in delivery of possession as provided for in Paragraph 3.2) within thirty (30) days after written notice by Lessee, specifying wherein Lessor has failed to perform such obligation; provided that if the nature of Lessor's obligation is such that more than thirty (30) days are required for performance, then Lessor shall not be in default if Lessor promptly commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

     10.6 LESSEE'S RIGHT TO CURE LESSOR'S DEFAULT. If Lessor should fail to perform any of its obligations under this Lease and such failure continues for thirty (30) days following written notice from Lessee (unless the nature of Lessor's obligation is such that more than thirty (30) days is required for performance and Lessor commences such performance within such 30-day period and thereafter diligently prosecutes the same to completion), Lessee shall have the right, in addition to any other rights or remedies Lessee may have under this Lease, or at law or in equity, to cure such default. All sums paid by Lessee in effecting such cure, together with interest thereon at the Reference Rate, shall be reimbursed to Lessee by Lessor within thirty (30) days after Lessor's receipt of an itemized statement therefor.

                                   ARTICLE II

                           EXPIRATION OR TERMINATION

     11.1 SURRENDER OF POSSESSION. Lessee agrees to deliver up and surrender to Lessor possession of the Premises and all improvements thereon, subject to the terms of Paragraph 7.4, in as good order and condition as when possession was taken by Lessee, ordinary wear and tear and elements of age, acts of God, casualties, condemnations, Hazardous Materials (other than those stored, used, or disposed of by Lessee, its agents, employees, contractors, invitees or subtenants in or about the Premises), and Alterations or Tenant

Improvements which Lessee is permitted to leave at the Premises at Lease termination excepted. Upon termination of this Lease, Lessor may re-enter the Premises and remove all persons and property therefrom. If Lessee shall fail to remove any effects which it is entitled to remove from the Premises upon the termination of this Lease, for any cause whatsoever, Lessor, at its option, may remove the same and store or dispose of them, and Lessee agrees to pay to Lessor on demand any and all expenses incurred in such removal and in making the Premises free from all dirt, litter, debris and obstruction, including all storage and insurance charges. If the Premises are not surrendered at the end of the Term, Lessee shall defend, indemnify and hold Lessor harmless from all loss or liability resulting from delay by Lessee in so surrendering the Premises, including, without limitation, any claims made by any succeeding lessee founded on such delay.

     11.2 ADDITIONAL REMEDIES OF LESSOR. In addition to the remedies granted to Lessor pursuant to this Lease and pursuant to law, Lessor shall have the rights provided under Section 1951.2 of the California Civil Code. Lessor may also keep the Lease in effect and enforce by an action at law or in equity all of its rights and remedies under the Lease, including (a) the right to recover the rent and other sums as they become due by appropriate legal action, (b) the remedies of injunctive relief and specific performance to compel Lessee to perform its obligations under this Lease, and (c) the right to cause a receiver to be appointed to administer the Premises. Lessor may make any payment or perform any obligation of Lessee if Lessee has not cured the default in question within the applicable cure period. All sums paid by Lessor and all necessary costs of such performance by Lessor with interest thereon at the Reference Rate shall be reimbursed to Lessor by Lessee within fifteen (15) days after Lessee's receipt of a statement therefor. Lessor shall have the same rights and remedies in the event of nonpayment of such amounts by Lessee as in the case of failure by Lessee in the payment of rent. Interest shall be at an annual rate equal to the floating commercial prime lending rate reported in The Wall Street Journal most recently published before the date of expenditure, but not to exceed any applicable usury limitations (which interest rate is referred to herein as the "Reference Rate"). No act by or on behalf of Lessor intended to mitigate the adverse effect of Lessee's default shall constitute a termination of the Lease or Lessee's right to possession unless Lessor gives Lessee written notice of termination. Any such termination shall not relieve Lessee from the payment of any sums then due Lessor or from any claim for damages resulting from Lessee's default.

     11.3 HOLDING OVER. If Lessee remains in possession of the Premises after expiration of the term and if Lessor and Lessee have not executed an express written agreement as to such holding over, then such occupancy shall be a tenancy from month to month at a monthly rental equivalent of 125% of the monthly rental in effect immediately prior to such expiration, such payments to be made as herein provided. In the event of such holding over all of the terms of this Lease including the payment of all charges owing hereunder other than rent shall remain in force and effect on said month to month basis.

     11.4 VOLUNTARY SURRENDER. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, but shall, at the option of Lessor, terminate all or any existing subleases or subtenancies, or operate as an assignment to Lessor of any or all such subleases or subtenancies.

                                   ARTICLE 12

                            CONDEMNATION OF PREMISES

     12.1 TOTAL CONDEMNATION. If the entire Premises, whether by exercise of governmental power or the sale or transfer by Lessor to any condemnor under threat of condemnation or while proceedings for condemnation are pending, at any time during the Term, or such portion of the entire Premises, shall be taken by condemnation such that there does not remain a portion suitable for the conduct of Lessee's business therein (as determined by Lessee in Lessee's reasonable judgment), this Lease shall then terminate as of the date transfer of possession is required. Upon such condemnation, all rent shall be paid up to the date transfer of possession is required, and Lessee shall have no claim against Lessor for the value of the unexpired term of this Lease.

     12.2 PARTIAL CONDEMNATION. If any portion of the Premises is taken by condemnation during the Term, whether by exercise of governmental power or the sale or transfer by Lessor to any condemnor under threat of condemnation or while proceedings for condemnation are pending, this Lease shall remain in full

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

force and effect; except that in the event a partial taking leaved the Premises unfit for the conduct of Lessee's business therein (as determined by Lessee in Lessee's reasonable judgement), then Lessee shall have the right to terminate this lease effective on the date transfer to possession is required. Lessee may elect to exercise its right to terminate this Lease pursuant to this paragraph by serving written notice to Lessor within thirty (30) days of Lessee's receipt of notice of condemnation. All rent shall be paid up to the date of termination; and Lessee shall have no claim against Lessor for the value of any unexpired term of this Lease. If this Lease shall not be canceled, the rent after such partial taking shall be that percentage of the adjusted base rent specified herein, equal to the percentage which the square footage of the undertaken part of the Premises immediately after the taking bears to the square footage of the entire Premises immediately before the taking. If Lessee's continued use of the Premises requires alterations and repairs by reason of a partial taking, Lessor shall make and pay for such alterations and repairs, but only to the extent of proceeds received by Lessor from the condemning authority relating to the improvements to be altered and repaired, and Lessee shall pay the balance of such alterations and repairs. If Lessee is not willing to pay the balance of such alterations and repairs. Lessor shall have the right to terminate this Lease as of the date of taking.

     12.3 AWARD TO LESSEE. In the event of any condemnation, whether total or partial, Lessee shall have the right to claim and recover from the condemning authority such compensation as may be separately awarded or recoverable by Lessee for all losses of Lessee, including loss of business, fixtures or equipment belonging to Lessee immediately prior to the condemnation. The balance of any condemnation award shall belong to Lessor, and Lessee shall have no further right to recover from Lessor or the condemning authority for any additional claims arising out of such taking.

     Notwithstanding the foregoing, any other award made as a result of a total or partial taking shall belong to and be paid to Lessor, except that Lessee shall receive from such award the following: (a) the unamortized value, allocable to the remainder of the Term, of Tenant Improvements or Alterations made to the Premises at Lessee's expense which Lessee has the right to remove but elects not to remove and which increase the value of the Premises; and (b) any part of the award made directly to Lessee for the taking of personal property or trade fixtures belonging to Lessee, for the interruption of Lessee's business or for its moving costs, or for loss of Lessee's good will.

                                   ARTICLE 13

                                ENTRY BY LESSOR

     Provided that lessor gives Lessee at least twenty-four (24) hours prior written notice, Lessee shall permit Lessor and its agents to enter the Premises at all reasonable times for any of the following purposes: to inspect the Premises; to maintain the Building; to make such repairs to the Premises as Lessor is obligated or may elect to make; to make repairs, alterations or additions to any other portion of the Building; to show the Premises and post "To Lease" signs for the purposes of reletting during the last ninety (90) days of the Term; to show the Premises as part of a prospective sale by Lessor or to post notices of non-responsibility. Lessor shall have such right of entry without any rebate of rent to Lessee for any loss of occupancy or quiet enjoyment of the Premises thereby occasioned.

     In case of emergency, Lessor may enter the Premises without providing notice to Lessee. Any entry by Lessor shall be scheduled and conducted in a manner which is least disruptive to Lessee's business operations as reasonably practicable. Lessor shall comply with Lessee's reasonable security regulations and Lessor shall, at Lessee' request, be accompanied by Lessee or its agents.

                                   ARTICLE 14

                                INDEMNIFICATION

     Lessee agrees not to hold Lessor liable for any injury or damage, either proximate or remote, occurring through or caused by any repairs or alterations to the Premises unless such injury or damage arises from the willful misconduct or negligence of Lessor or its agents. Lessee agrees that Lessor shall not be liable for any injury or damage occasioned by defective electric wiring, or the breaking, bursting, stoppage or leaking of any part of the plumbing, air conditioning, heating, fire control sprinkler systems or gas, sewer or steam pipes,

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

unless such injury or damage arises from the willful misconduct or negligence of Lessor or its agents. Lessee will indemnify, protect, defend and hold harmless Lessor from all claims, actions, liability, loss, expense, including attorneys' fees and costs, damage or injury to persons or property arising from or occurring by reason of Lessee's occupation or use of the Premises unless such losses or injuries are proximately caused by any willful misconduct or negligence of Lessor or its agents. Lessor shall not be liable for any damage to or loss of property of Lessee or other persons located on the Premises, and Lessee shall defend, indemnify, save and hold Lessor harmless from any claims and losses arising out of damage to the same, unless such loss or damage is proximately caused by the willful misconduct or negligence of Lessor or its agents.

     Lessor shall indemnify, protect, defend and hold harmless Lessee from all claims, actions, liability, loss, expenses, attorneys' fees and costs, damage or injury to persons or property arising from the negligence or willful misconduct of Lessor, its employees, agents, contractors or invitees, or the breath of Lessor's obligations under this Lease, or the violation of any Law by Lessor, its employees, agents or contractors.
within ten (10) days of receipt of Lessor's written election to terminate.

     Notwithstanding the above, either Lessor or Lessee shall have the option to terminate the Lease if the Premises are materially damaged during the Term and such option is exercised in writing no later than ten (10) calendar days after the occurrence of the damage. As used herein, materially damaged shall mean that the cost of repair is equal to or greater than thirty-three percent (33%) of the replacement cost of the Premises. If, however, the insurance proceeds available to Lessor (or which would have been available to Lessor if Lessor had maintained all-risk insurance for the full replacement cost of the Building), plus the funds, if any, which Lessee is willing to contribute to replace the Premises, are sufficient to replace the Premises, Lessee shall have the right to elect to continue this Lease upon written notice to Lessor, Lessee shall exercise such right on or before ten (10) calendar days after Lessor notifies Lessee of the approximate cost of repair and the amount of insurance proceeds available; and Lessee's failure to timely exercise such right shall be deemed a waiver of such right. If Lessor elects to maintain all-risk insurance for less than the full replacement cost of the Building, and lessee elects to continue this Lease following any material damage, Lessor shall contribute toward the cost of restoration an amount equal to the insurance proceeds that would have been available if Lessor had maintained all-risk insurance for the full replacement cost of the Building.

     Lessor shall notify Lessee within thirty (30) days following any damage to or destruction of the Premises of the time Lessor reasonably estimates to be necessary for the repair or restoration of the Premises. Lessee shall have the right to terminate this Lease, within fifteen (15) days after receipt of such notice from Lessor, if the estimated period for completion of repair or restoration will extend beyond one hundred eighty (180) days from the date of the damage or destruction.

     16.2 DAMAGE AT END OF TERM. Either Lessor or Lessee shall be permitted to terminate this Lease by written notice to the other if the Premises are damaged or destroyed during the last nine (9) months of the Term, and the Premises cannot be repaired or restored within sixty (60) days from the date of damage; provided, however, that Lessee shall have fifteen (15) days after the date of such damage or destruction to exercise its option to extend the term of this Lease as provided in Article 20, and if Lessee exercises its option this Lease shall not be terminated. In such event, the restoration of the Premises shall be governed by the provisions of Paragraph 16.3.

     16.3 REPAIRS BY LESSOR. If Lessor or Lessee does not elect to terminate this Lease pursuant to Paragraph 16.1, Lessor shall, immediately upon receipt of insurance proceeds paid in connection with such casualty, but in no event later than ninety (90) days after such damage has occurred, proceed diligently to repair or rebuild the Premises, on the same plan and design as existed immediately before such damage or destruction occurred, subject to such delays as may be reasonably attributable to governmental restrictions or failure to obtain materials or labor, or other causes beyond the control of Lessor. Lessee shall be liable for the repair and replacement of all fixtures, leasehold improvements, furnishings, merchandise, equipment and personal property not covered by the property insurance described in Paragraphs 6.1 and 6.2.

     16.4 REDUCTION OF RENT DURING REPAIRS. If Lessee is able to continue to conduct its business during the making of repairs, the rent then prevailing will be equitably reduced in the proportion that the unusable part of the Premises bears to the whole thereof for the period that repairs are being made. No rent shall be payable while the Premises are wholly unusable due to casualty damage.

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

     16.5 ARBITRATION. Any controversy or claim arising out of or relating to this Article shall be settled by arbitration in accordance with California Code of Civil Procedure, Sections 1280 ET SEG. The expenses of arbitration shall be borne by the parties as allocated by the arbitrators. The party desiring arbitration shall serve notice upon the other party, together with designation of the first party's arbitrator.

                                   ARTICLE 17

                                    PARKING

     Lessee shall have the nonexclusive right to use one hundred four (104) parking spaces in the parking area, provided that under no circumstances shall Lessor be required to police or monitor the parking rights of Lessee or any other tenant.

                                   ARTICLE 18

                     COVENANTS, CONDITIONS AND RESTRICTIONS

     This Lease is subject to the terms and conditions of (a) the Declaration of Covenants, Conditions and Restrictions of Mission Falls Business Park ("CC&Rs") imposing certain covenants, conditions and restrictions on the use and management of the Property, (b) the Bylaws ("Bylaws") of Mission Falls Business Park Owners Association ("Association"), a California nonprofit mutual benefit corporation charged with the responsibility of managing Mission Falls Business Park in accordance with the CC&Rs and the Articles of Incorporation of the Association ("Articles"), and (c) the rules ("Rules") adopted from time to time by the Association in accordance with the CC&Rs providing for restrictions on the use of Mission Falls Business Park. Collectively, the CC&Rs, Articles, Bylaws and Rules are referred to herein as the "Governing Documents." Lessor has delivered to Lessee copies of the CC&Rs recorded September 6, 1984 as Instrument No. 84-181476, and the First Amendment to the CC&Rs recorded April 19, 1985 as Instrument No. 85-076494, and the Articles and the Bylaws, respectively filed in connection therewith. Lessee agrees to comply with all provisions of the Governing Documents applicable to its occupancy, interest, use and utilization of the Premises subject to this Lease. Any failure to comply with the Governing Documents shall be a default under the terms of this Lease.

                                   ARTICLE 19

                              HAZARDOUS MATERIALS

     19.1 DEFINITION. "Hazardous Material" shall mean any substance or material which has been designated hazardous or toxic by any federal, state, county, municipal or other governmental agency or authority or determined by such agency or authority to be capable of endangering or posing a risk of injury to, or adverse effect on, the health or safety of persons, the environment or property.

     19.2 USE. Lessee shall not store, use, generate, release or dispose of any Hazardous Materials in, on or adjacent to the Premises or the Property, or ship any Hazardous Materials therefrom, except in compliance with all applicable federal, state and local laws, ordinances, regulations, rules, and policies (collectively, "Laws"), including any obligation to notify Lessor of same. Lessee shall submit to Lessor copies of all permits, licenses, filings, reports or other documentation submitted to any governmental agency or authority, at the same time such documents are submitted to the governmental agency or authority.

     19.3 NOTICE. When Lessee first obtains knowledge thereof, Lessee shall immediately notify Lessor of any inquiry, test, investigation, or enforcement proceeding by or against Lessee or the Premises or the Property concerning a Hazardous Material in, on, under or within 2,000 feet of the Premises and the Property. Lessee acknowledges that Lessor, as the owner of the Premises, shall have the right, at its election, in its own name or as Lessee's agent, to negotiate, defend, approve, and appeal, at Lessee's expense, any action taken or order issued by an applicable governmental authority with regard to Lessee's failure to comply with the provisions of this Article 19, but only to the extent such actions taken by Lessor are reasonable under the circumstances. Notwithstanding the foregoing, Lessee shall not be responsible for the cost of complying with any action taken or order issued by an applicable governmental authority with regard to any Hazardous Material found in, on or

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

under any real property within 2,000 feet of the Premises or the Property if their presence was not caused by Lessee, its agents, employees, contractors or invitees. Lessee shall submit to Lessor copies of all such inquiries, tests, investigations and enforcement proceedings and copies of all reports and responses thereto prepared by Lessee. Lessee shall submit same to Lessor within five (5) days after receipt of same by Lessee, whether such receipt is from a governmental authority or nongovernmental entity.

     19.4 REMOVAL AND DISPOSAL. In addition, Lessee shall immediately remove all Hazardous Materials which Lessee, its agents, employees, contractors or invitees have caused to be released or disposed of in, on, under or adjacent to, the Premises or the Property, but only to the extent required by Laws or, if not required by Laws, to the extent physically possible and economically practicable under the circumstances. Lessee shall dispose of all Hazardous Material removed from the Premises or the Property in lawful disposal sites and otherwise in compliance with all applicable Laws, and in all removals of Hazardous Materials, Lessee shall list itself as the shipper.

     19.5 INDEMNITY. Lessee further agrees to indemnify, defend and hold Lessor harmless from and against any claims, suits, causes of action, costs, fees, including attorneys' fees and costs, arising out of or in connection with any clean-up work, inquiry or enforcement proceeding, and any Hazardous Materials currently or hereafter stored, used, generated, released or disposed of by Lessee or its agents, employees, contractors or invitees in, on, under or adjacent to the Premises or the Property, or any Hazardous Materials shipped by Lessee therefrom. Lessor agrees that Lessee shall have no responsibility for any Hazardous Materials that may be present in, on or about the Premises unless such Hazardous Materials were stored, used, generated, released or disposed of by Lessee, its agents, employees, contractors, invitees or subtenants.

     19.6 RIGHT OF ENTRY. Notwithstanding any other right of entry granted to Lessor under this Lease, Lessor shall have the right to enter the Premises or to have consultants enter the Premises throughout the terms of this Lease for the purpose of determining: (i) whether the Premises are in conformity with federal, state and local laws, ordinances, regulations, rules and policies including those pertaining to the environmental condition of the Premises and the Property, (ii) whether Lessee has complied with this Article 19, and (iii) the corrective measures, if any, required of Lessee to ensure the safe storage, use, generation, release, shipment and disposal of Hazardous Materials, or to remove Hazardous Materials. Such entry shall comply with the provisions of Article 13. Lessee agrees to provide access and reasonable assistance for such inspections. Such inspections may include, but are limited to, entering the Premises or the Property with drill rigs or other machinery for the purpose of obtaining soil, water or other samples. Lessor shall not be permitted to conduct any such inspections more frequently than once every twelve (12) months during the term of this Lease unless such inspection is (i) required by the California Department of Health Services or other governmental agency; or (ii) necessary due to the release or suspected release of Hazardous Materials in, on, under or adjacent to the Premises.

     19.7 INSPECTION. Lessor shall pay the cost of any inspections conducted by Lessor under this Article 19 unless such inspection, together with any other evidence, shows that Lessee, its agents, employees, contractors or invitees caused the presence of any Hazardous Materials in violation of Laws, in which event Lessee shall pay for the reasonable cost of such inspection and all subsequent inspections until the Hazardous Materials are eliminated. If such consultants determine that the Premises or the Property, or both, are contaminated with Hazardous materials caused to be present by Lessee, its agents, employees, contractors or invitees, Lessee shall, in a timely manner, at its expense, remove such Hazardous Materials or otherwise comply with the recommendations of such consultants to the reasonable satisfaction of Lessor and any applicable governmental agencies and reimburse Lessor for the cost of such inspections within ten (10) days of receipt of a written statement therefor. The right granted to Lessor herein to inspect the Premises or the Property shall not create a duty on Lessor's part to inspect the Premises or the Property, or any liability of Lessor for Lessee's use, storage, release or disposal of Hazardous Materials, it being understood that Lessee shall be solely responsible for all liability in connection therewith.

     19.8 SURRENDER. Lessee shall surrender the Premises and the Property to Lessor upon the expiration or earlier termination of this Lease free of Hazardous Materials which Lessee, its agents, employees, contractors or invitees have caused to be released or disposed of in, on, under or adjacent to the Premises or the Property, but only to the extent required by Laws or, if not required by Laws, to the extent physically

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

possible and economically practicable under the circumstances, and in a condition which complies with all applicable Laws, reasonable recommendations of consultants hired by Lessor, and such other reasonable requirements as may be imposed by Lessor.

     19.9 SURVIVAL. Lessee's and Lessor's obligations under this Article 19 shall survive termination of this Lease.

     19.10 LESSOR'S COVENANT. Lessor represents and covenants that it has no knowledge of the existence of any Hazardous Materials located on or beneath the Premises prior to Lessee's occupancy of the Premises.

                                   ARTICLE 20

                                OPTION TO EXTEND

     20.1 OPTION PERIOD. Lessee shall have the option to extend the initial sixty-two (62) month Term of this Lease for one (1) additional period of five
(5) years ("Option Period") on the same terms, covenants and conditions provided herein, except that the base monthly rent due hereunder shall be determined pursuant to Paragraph 20.2. Lessee shall give Lessor written notice of exercise at least one hundred eighty (180) days but not more than two hundred seventy
(270) days prior to the expiration of the initial Term of the Lease. If Lessee gives timely notice of exercise of the option to extend, but on the date of such exercise or at any time thereafter up to and including the last day on which such option to extend may be exercised (the "Option Expiration Date"), Lessee is in default in the performance of any of its obligations under this Lease and has received written notice of such default from Lessor, the exercise of such option shall nevertheless be valid and enforceable if Lessee cures such default within the grace period provided herein for such cure, it being understood that such grace period may extend beyond the Option Expiration Date. Lessee's failure to timely exercise this option shall result in the automatic termination of this option.

     20.2 OPTION PERIOD BASE MONTHLY RENT. If, within thirty (30) days after Lessor receives Lessee's notice of exercise, the parties agree on the base monthly rent for the Option Period, they shall immediately execute an amendment to this Lease stating the base monthly rent for the Option Period. If Lessor and Lessee are unable to agree on the base monthly rent for the Option Period within thirty (30) days, then the base monthly rent for the Option period shall be the greater of the then current fair market rental value of the Premises, or the last bast monthly rent payable under this Lease.

     20.3 FAIR MARKET RENTAL VALUE. The "then fair market rental value of the Premises" shall be defined to mean the fair market rental value of the Premises as of the commencement of the Option Period, taking into consideration the uses permitted under this Lease, the quality, size, design and location of the Premises, but excluding any improvements to the Premises installed at Lessee's expense, and the rent for comparable buildings located in Fremont, California, as determined in accordance with Paragraph 20.4.

     20.4   APPRAISAL.  Within seven (7) days after the expiration of the thirty
(30) day period set forth in Paragraph 20.1, each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years' full-time commercial appraisal experience in the area in which the Premises are located to appraise and set the then fair market rental value of the Premises for the Option Period. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the then fair market rental value of the Premises. If the two (2) appraisers are appointed by the parties as stated in this paragraph, they shall meet promptly and attempt to set the then fair market rental value of the Premises. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this paragraph within the (10) days after the last day the two (2) appraisers are given to set the then fair market rental value of the Premises. If they are unable to agree on the third appraiser, either of the parties to this Lease, by giving ten (10) days' notice to the other party, may apply to the then president of the Alameda County Real Estate Board or, if the president is unavailable or unwilling to select a third appraiser, to the then president judge of the Alameda County Superior Court, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each of the parties shall bear one-half ( 1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

     Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the then fair market rental value of the Premises. If a majority of the appraisers are unable to set the then fair market rental value of the Premises within the stipulated period of time, the three (3) appraisals shall be added together and their total dividend by three (3); the resulting quotient shall be the then fair market rental value of the Premises.

     If, however, the low appraisal and/or the high appraisal are/is more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total dividend by two (2); the resulting quotient shall be the then fair market rental value of the Premises. If both the low appraisal and the high appraisal are disregarded as stated in this paragraph, the middle appraisal shall be the then fair market rental value of the Premises.

     After the then fair market rental value of the Premises has been set, the appraisers shall immediately notify the parties of such amount.

     Notwithstanding anything to the contrary in this Lease, Lessor and Lessee can at any time prior to the time the appraisers determine the fair market rental value of the Premises agree on the base monthly rent for the Option Period.

                                   ARTICLE 21

                            MISCELLANEOUS PROVISIONS

     21.1 WAIVER. No waiver of any default of any of the covenants or conditions of this Lease shall be construed to be a waiver of any other default or to be a consent to any further or succeeding default of the same or other covenant or condition. The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be a waiver of any preceding default by Lessee of any term, covenant or condition of this Lease, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor's knowledge of such preceding default at the time of acceptance of such rent.

     21.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors and assigns of the parties.

     21.3 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and either personally delivered or sent by certified mail, return receipt requested, postage prepaid, properly addressed to Lessor at 730 Third Avenue, New York, NY 10017 Attn.: Mr. James P. Garofalo, with a copy to The Martin Group, 4637 Chabot Drive, Suite 118, Pleasanton, CA 94588, and to Lessee at the Premises, or at such other address as may from time to time be designated in like manner by one party to the other. Any such notice shall be deemed given (i) on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon, if such notice was deposited in the U.S. mail, certified, postage prepaid; (ii) when delivered if given by personal delivery; (iii) on the business day following deposit with Federal Express or other courier service guaranteeing overnight delivery; (iv) instantaneously upon confirmation or receipt of facsimile; and (v) and in all other cases when actually received. The term "business day" shall mean Monday through Friday, excluding legal holidays.

     21.4 PARTIAL INVALIDITY. If for any reason any provision of this Lease shall be determined to be invalid or inoperative, the validity and effect of the other provisions' hereof shall not be affected thereby.

     21.5 NUMBER AND GENDER. All terms in this Lease shall be construed to mean either the singular or the plural, masculine, feminine or neuter, as the situation may demand.

     21.6 DESCRIPTIVE HEADINGS. The headings used herein and in any of the documents attached hereto as schedules, lists or exhibits are descriptive only and for the convenience of identifying provisions, and are not determinative of the meaning or effect of any such provisions.

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

     21.7 TIME IS OF THE ESSENCE. In all matters time is of the essence in the performance of all obligations under this Lease.

     21.8 ENTIRE AGREEMENT. This Lease and the documents attached hereto as schedules, lists or exhibits, constitute the entire agreement and understanding between the parties with respect to the subject matters herein and therein, and supersede and replace any prior agreements and understandings, whether oral or written, between and among them with respect to the lease of the Premises, rental therefor, use thereof and all other such matters. The provisions of this Lease may be waived, altered, amended or repealed in whole or in part only upon the written consent of Lessor and Lessee.

     21.9 MEMORANDUM OF LEASE. Lessor and Lessee mutually agree that they will not file or record a copy of this Lease, but that in the event Lessor requests a recording, Lessor and Lessee shall execute and acknowledge a memorandum of this Lease in a form approved by the parties setting forth in said memorandum the description of the Premises, the date of the Lease, the Commencement Date and the date of termination. Said memorandum of Lease may be recorded in the Recorder's Office of the County in which the Premises are located.

     21.10 APPLICABLE LAW. This Lease shall be construed and interpreted in accordance with the laws of the State of California, without giving effect to any doctrine of renvoi or other doctrine of conflicts of law.

     21.11 CORPORATE-AUTHORITY. Each individual executing this Lease on behalf of a corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation in accordance with a duly adopted resolution of the Board of Directors of the corporation, and that this Lease is binding upon said corporation in accordance with its terms.

     21.12 LITIGATION EXPENSE. If any party shall bring an action against any other party hereto by reason of the breach of any covenant, warranty, representation or condition hereof, or otherwise arising out of this Lease or any schedule, list or exhibit hereto, whether for declaratory or other relief, the prevailing party in such suit shall be entitled to such party's costs of suit and reasonable attorneys' fees, which shall be payable whether or not such action is prosecuted to judgment.

     21.13 SUBORDINATION OF LEASEHOLD. Lessee agrees that this Lease is and shall be, at all times, subject and subordinate to the lien of any mortgage or other encumbrances which Lessor may create against the Premises or the Property, or both, including all renewals, replacements and extensions thereof; provided, however, that regardless of any default under any such mortgage or encumbrance or any sale of the Premises under such mortgage, so long as Lessee performs all covenants and conditions of this Lease and continues to make all payments hereunder, this Lease and Lessee's possession and rights hereunder shall not be disturbed by the mortgagee or anyone claiming under or through such mortgagee. Lessee agrees to execute any and all instruments in writing which may be required by Lessor to subordinate Lessee's rights to the lien of such mortgage. Lessee's subordination is only effective in favor of a future lender so long as such lender, on behalf of itself and any purchaser at a foreclosure sale, agrees in writing to recognize all rights of Lessee under the Lease. This Lease shall not be subject to or subordinate to any ground or underlying lease or to any mortgage, deed of trust, or security interest now or hereafter affecting the Premises, nor shall Lessee be required to execute any documents subordinating this Lease, unless the ground lessor, lender, or other holder of the interest to which this Lease shall be subordinated contemporaneously executes a recognition and nondisturbance agreement which (i) provides that this Lease shall be not be terminated so long as Lessee is not in default under this Lease, and (ii) recognizes all of Lessee's rights hereunder. Further, Lessee shall have no obligation to attorn to any successor-in-interest or ground lessor, nor to execute any documents evidencing attornment, unless the successor-in-interest or ground lessor in question assumes, in writing, all obligations of Lessor under this Lease. Lessor represents and warrants to Lessee that as of the date of this Lease there are no mortgages or deeds of trust which are a lien against the Premises or the Property.

     21.14 CERTIFICATE. Within fifteen (15) days following Lessor or Lessee's request, the other party shall complete, execute and delivery to the requesting party a certificate setting forth the information requested therein relating to this Lease and Lessor's certificate within said fifteen (15) days shall be deemed to be an acknowledgment that the requesting party is not in default under or supplemented in any way, except as stated in the certificate furnished by the requesting party. It is intended that such certificate may be relied upon by

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any prospective purchases, lender, or assignee of any lender of the Premises, or by any prospective assignee, subtenant, lender or equipment lessor, as applicable.

     21.15 ATTORNMENT. Lessee shall, in the event of any sale of the Premises or if proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage, installment land contract or deed of trust made by Lessor covering the Premises, attorn to the mortgagee or the purchaser upon any such foreclosure or sale and recognize such mortgagee or purchaser as Lessor under this Lease provided that such mortgagee or purchaser assumes in writing all obligations of Lessor under this Lease.

     21.16 QUIET POSSESSION. Lessee shall peacefully have, hold and enjoy the Premises, subject to the other terms of this Lease, provided that Lessee pays the rent and performs all of Lessee's covenants and agreements contained in this Lease.

     21.17 LESSOR'S AUTHORITY TO EXECUTE. Lessor warrants and represents to Lessee that Lessor has the full right, power and authority to enter into this Lease and has obtained all necessary consents and approvals from its officers, board of directors, or other members required under the documents governing its affairs in order to consummate the Lease contemplated hereby. The persons executing this Lease on behalf of Lessor have the full right, power and authority to do so and affirm the foregoing warranty on behalf of Lessor.

     21.18 APPROVALS. Whenever the Lease requires any approval, consent, designation, determination or judgment by either Lessor or Lessee, such approval, consent, designation, determination or judgment (including, without limiting the generality of the foregoing, those required in connection with assignment and subletting) shall not be unreasonably withheld or delayed and in exercising any right or remedy hereunder, each party shall at all times act reasonably and in food faith.

     21.19 REASONABLE EXPENDITURES. Any expenditure by a party permitted or required under this Lease, for which such party is entitled to demand and does demand reimbursement from the other party shall be limited to the fair market value of the goods and services involved (except where necessary to incur expenses in excess of such fair market value in the event of an emergency), shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.

     21.20 EXHIBITS.  EXHIBITS A and B, attached hereto, are a part hereof.

LESSOR                                            LESSEE
Teachers Insurance and Annuity Association        Cemax, Inc., a California corporation
  of America, a New York corporation
By:                                               By:
Its:                                              Its:
                                                  By:
                                                  Its:

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

                                  THE PREMISES

                            EXHIBIT A (FIRST FLOOR)

                                  THE PREMISES

                            EXHIBIT A (SECOND FLOOR)

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

                             WORK LETTER AGREEMENT

     In connection with the Tenant Improvements to be installed on the Premises the parties hereby agree as follows:

     1. PLANS AND SPECIFICATIONS. Lessor shall retain a licensed architect for the completion of final architectural plans and specifications for the Tenant Improvements to be constructed on the Premises ("Final Plans and Specifications"). The space plan for the Premises is attached hereto as EXHIBIT B-1. Lessee has provided to Lessor and to Lessor's architect all the tenant finishes. The fees charged by the foregoing professionals shall be reasonable and similar to those charges by other reputable professionals for the same work. Once the Final Plans and Specifications are completed and are approved by Lessee as provided below, Lessor shall obtain the bid of San Jose Construction to construct the Tenant Improvements, which bid shall be itemized to show the amount to be charged by each subcontractor for its part of the work. Lessee shall have the right to review and approve the bids submitted by any subcontractors. Lessee shall notify Lessor of Lessee's approval or disapproval of the subcontractor bids within three (3) business days after receipt of the same. As soon as an acceptable bid is obtained, Lessor will execute the construction contract for the Tenant Improvements. Lessee's exercise of its reasonable approval rights, and any revisions of the Final Plans and Specifications, or rebidding of the Tenant Improvement work, resulting from Lessee's reasonable disapproval, shall not constitute a delay attributable to Lessee under the provisions of Paragraph 7 of this Work Letter Agreement so long as Lessee responds to any requests for approval within the time periods provided herein.

     2. DRAWINGS, CONSTRUCTION AND WORK QUALITY. Lessor's architect shall complete the working drawings and deliver the same to Lessee for approval within three (3) weeks after Lease execution. Lessee shall have the right to approve the Final Plans and Specifications, which approval or specific grounds for disapproval shall be given in writing to Lessor within five (5) business days after Lessee's receipt of the Final Plans and Specifications. Lessee shall not unreasonably withhold its approval thereto. Thereafter Lessor shall complete construction of the Tenant Improvements, in a good and workmanlike manner in accordance with the approved working drawings, with new materials of good quality and with adequately trained and supervised labor. Lessor shall use its reasonable efforts to complete the Tenant Improvements by September 1, 1993. Lessor shall keep Lessee fully informed of all progress and shall allow representatives of Lessee to observe, inspect and monitor the construction of the Tenant Improvements. Lessor shall also arrange for all Tenant Improvements to be fully warranted (labor and materials) by the Architect, general contractor, sub-contractor, or appropriate supplier, as the case may be, for a period of one (1) year after the completion thereof. Lessor shall diligently enforce such warranty for Lessee's benefit, and if Lessor fails to do so, Lessor shall assign such warranty to Lessee. The Final Plans and Specifications shall be approved by Lessor and Lessee by initialing same and shall thereafter be attached hereto as EXHIBIT B-2.

     Lessor agrees that the construction contract with San Jose Construction shall contain a provision that if San Jose Construction fails to complete construction of the Tenant Improvements (other than the installation of the elevator) within five (5) weeks after issuance of a building permit for the Tenant Improvements for any reason other than delays caused by Lessee, San Jose Construction will pay Lessor a penalty of $250.00 per day for each day beyond such date that completion of the Tenant Improvements is so delayed. Lessor shall pay such penalty to Lessee upon receipt of the same from San Jose Construction.

     3. TENANT IMPROVEMENTS ALLOWANCE. Lessor shall provide Lessee with an allowance of Five Hundred Fifty-Three Thousand Three Hundred Seventy-One and no/100ths Dollars ($553,371.00) for the planning and construction of the Tenant Improvements (the "Initial Allowance"). In addition to the Initial Allowance, Lessor shall provide Lessee with an allowance of up to Fifty-Two Thousand Seven Hundred Two and no/100ths Dollars ($52,702.00) for the Tenant Improvements (the "Additional Allowance"). If Lessee elects to use all or any portion of the Additional Allowance, that portion of the Additional Allowance utilized by Lessee shall be fully amortized over the initial Term at the rate of ten percent (10%) per annum and the monthly amortized amount shall be paid to Lessor monthly as additional rent throughout the initial Term. If the total Tenant Improvements Cost is less than the Initial Allowance provided by Lessor, one-half (1/2) of the excess allowance shall be credited against the base monthly rent due under Paragraphs 1.3 and 4.1 of the Lease. The Initial Allowance and the Additional Allowance shall be referred to collectively as the "Tenant Improvements Allowance." Any Tenant Improvements Costs in excess of the Tenant Improvements

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

Allowance (excluding the Elevator Cost which shall be paid for by Lessor as provided below) shall be paid by Lessee in cash upon completion of the Tenant Improvements.

     If the purchase and installation of an elevator is included as part of the Tenant Improvements, and if the total Tenant Improvement Costs exceeds the Initial Allowance, then, to the extent such excess is attributable to the cost of purchase and installation of the Elevator (the "Elevator Cost"), the entire amount of such Elevator Cost shall be paid for by Lessor and (i) one-half (1/2) of the Elevator Cost shall be paid for by Lessor and (i) one-half (1/2) of the Elevator Cost shall be the sole responsibility of Lessor, and (ii) the remaining one-half (1/2) of the Elevator Cost shall be amortized over the first five (5) years of the Term at an interest rate of ten percent (10%) per annum and the monthly amortization amount shall be paid by Lessee as additional rent each month. The Elevator Cost is currently estimated to be Thirty-Six Thousand One Hundred and no/100ths Dollars ($36,100.00).

     4. TENANT IMPROVEMENTS COST. The Tenant Improvements cost ("Tenant Improvement Cost") to be paid by Lessor from the Tenant Improvements Allowance shall be the following:

              (i) All costs of preliminary and final architectural and engineering plans and specifications for the Tenant Improvements, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation;

              (ii) All costs of obtaining building permits and other necessary authorizations from the appropriate governmental entity;

              (iii) All costs of interior design and finish schedule plans and specifications including as-built drawings;

              (iv) All direct and indirect costs of procuring, constructing and installing the Tenant Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by Lessor's contractor in connection with construction of the Tenant Improvements and also including, without limitation, the cost of permanent partitioning, utility systems, fire sprinkler systems, heating, ventilating and air conditioning systems and equipment, electrical distribution facilities, wiring, cables, lighting, ceilings, and any necessary installation of fixtures and equipment, restrooms and carpeting and improvements reasonably necessary for occupancy by Lessee;

              (v) All fees payable to the Lessor's architect and engineering firm if they are required by Lessee to redesign any portion of the Tenant Improvements following Lessee's approval of the Final Plans and Specifications; and

               (vi) All costs of installing an elevator in the Premises.

     Except as set forth in this EXHIBIT B, the Tenant Improvements Cost shall not include any costs of procuring, constructing or installing in the Premises any of Lessee's personal property. Lessor shall not charge Lessee, nor deduct from the Tenant Improvements Allowance, any overhead or wages or expenses of, Lessor's employees in connection with administering the contracts for the design and construction of the Tenant Improvements.

         (b) FINAL ACCOUNTING. When the Tenant Improvements are substantially completed, Lessor shall submit to Lessee a final and detailed accounting of the Tenant Improvements Cost, certified as true and correct by Lessor's financial officer. The Tenant Improvements shall be deemed to be "substantially completed" when (i) San Jose Construction has issued its written certification stating that the Tenant Improvements (excluding installation of the elevator) have been substantially completed in accordance with the Final Plans and Specifications excepting only minor "punch list" items that do not materially interfere with Lessee's use and occupancy of the Premises for the purposes permitted by this Lease, and
     (ii) the City of Fremont has completed its final inspection of the Tenant Improvements and has signed off the building inspection card approving such work as complete or issued a temporary certificate of occupancy, as may be required by the City of Fremont to permit Lessee to occupy the Premises. Lessee shall have the right to audit the books, records and supporting documents of Lessor to the extent

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

     necessary to determine the accuracy of such accounting during normal business hours, after giving Lessor at least two (2) days prior written notice. Lessee shall bear the cost of any such audit.

     5. CHANGE REQUESTS. No revisions to the approved space plan and Final Plans and Specifications shall be made by either Lessor or Lessee unless approved in writing by both parties. Lessor agrees to make all changes requested in writing by Lessee and approved in writing by Lessor which approval shall not be unreasonably withheld. Any costs in excess of the Tenant Improvements Allowance related to such changes shall be added to the Tenant Improvements Cost and shall be paid for by Lessee upon completion of the Tenant Improvements. The billing for such additional costs to Lessee shall be accompanied by evidence of the amounts billed as is customarily used in the business. Costs related to changes shall include, without limitation, any architectural or design fees, and Lessor's general contractor's price for effecting the change. In no event shall the Commencement Date be changed as a result of any change requests.

     6. PUNCH-LIST. Prior to the commencement of the Term, Lessee shall conduct a walk-through inspection of the Premises with Lessor and complete a punch-list of items reasonably needing additional work by Lessor. Other than latent defects or the items specified or queried in the punch-list, if any, by taking possession of the Premises, Lessee shall be deemed to have accepted the Premises in good, clean and completed condition and repair, subject to all applicable laws, codes and ordinances. Any damage to the Premises caused by Lessee's move-in shall be repaired or corrected by Lessee, at its expense. Lessee acknowledges that neither Lessor nor its agents have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Lessee's business, nor has Lessor or its agents agreed to undertake any alterations or construct any Tenant Improvements to the Premises except as expressly provided in the Lease. If Lessee fails to submit a punch-list to Lessor within such period, it shall be deemed that there are no Tenant Improvement items needing additional work or repair. Lessor's contractor shall complete all punch-list items within ten (10) days after the walk-through inspection or as soon as practicable thereafter. Upon completion of such punch-list items, Lessee shall approve such completed items in writing to Lessor. If Lessee fails to disapprove such items within ten (10) days after completion, such items shall be deemed approved by Lessee. Notwithstanding the foregoing, Lessor shall, upon written notice from Lessee within thirty (30) days after completion of the Tenant Improvements, repair defects in the Tenant Improvements which defects are not cosmetic defects and which were not readily apparent during the time Lessee has to conduct a walk-through inspection of the Premises and the time provided to complete a punch-list of items reasonably needing additional work.

     7. DELAY. Lessee's failure to timely perform its obligations hereunder for reasons reasonably within its control or Lessee's requirement of long lead time items to be used in the Tenant Improvements shall not delay the Commencement Date, notwithstanding any provision in the Lease to the contrary.

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                                   SPACE PLAN

                                [TO BE ATTACHED]

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

                         FINAL PLANS AND SPECIFICATIONS

                                [TO BE ATTACHED]

                                       101